MANUFACTURERS’ REPRESENTATIVE
AGREEMENT

          THIS AGREEMENT, dated as of October 1, 1976, is between NORTHERN INSTRUMENTS CORPORATION, a Minnesota corporation with its principal place of business at 6680 North Highway 49, Lino Lakes, Minnesota 55014 (hereinafter referred to as the “Company”), and THE SAXXON ORGANIZATION INCORPORATED, located at c/o Schupak, Rosenfeld & Fischbein, 555 Madison Avenue, New York, New York 10022 (hereinafter referred to as the “Representative”).

W I T N E S S E T H:

          WHEREAS, the Company is engaged in the business of manufacturing and selling an oil quality analyzer, certain corrosion-inhibiting goods and other goods and desires to enlist a Representative in the furtherance of its interests; and

          WHEREAS, said Representative will act as an independent Manufacturers’ Representative for its own account, and wishes to render the services set forth below,

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and the compensation hereinafter provided for, it is covenanted and mutually agreed as follows:

I. DESIGNATION OF REPRESENTATIVE

          The Company hereby enlists and designates Representative, an independent contractor, as a Manufacturers’ Representative on matters relating to the sale of goods and services of the Company under the following terms and conditions.  Representative hereby agrees to, and by these presents does accept, such designation and enlistment.

II. RELATIONSHIP BETWEEN COMPANY AND REPRESENTATIVE

          A.          This designation and enlistment is not to be construed to prohibit the Representative from being similarly designated or employed by other persons, firms or corporations in noncompetitive product lines, but shall be construed to prohibit the Representative from being so designated or employed by other persons, firms or corporations in competitive product lines.

          B.          The Representative is considered to be an independent agent, and not an employee of the Company.  The Company is not and cannot be held liable for any acts or liabilities of the Representative not set forth in this Agreement or for any legal actions instituted against the Representative.  The Representative shall indemnify the Company and hold it harmless against all claims or demands brought by customers or other third parties which arise from acts, representations, or omissions, or alleged acts, representations, or omissions of Representative, which if proved, would constitute a breach of Representative’s duties under this Agreement.  Representative shall be given notice of same and shall have right to defend all charges, actions, etc. with counsel of its choosing.

          C.          The Representative shall have a non-exclusive worldwide right to offer for sale and solicit orders for all of the Company’s products, subject to Article VII of this Agreement.

          D.          This Agreement is not transferable to successors or assigns of Representative.

III. CONTRACTING AUTHORITY OF REPRESENTATIVE AND CONTRACT RESPONSIBILITY OF COMPANY

          A.          Nothing in this Agreement shall be construed as giving the Representative authority to bind or obligate the Company to any parties or persons not covered by this Agreement, in any manner whatsoever.

          B.           The establishment of prices for its products and services shall be solely the responsibility of the Company, and the Representative shall follow the Company’s directives regarding pricing, with the Company hereby reserving the right to change all prices when and how it sees fit, upon thirty (30) days prior written notice.

          C.           Representative is not authorized to submit in Representative’s name written proposals and quotations purporting to be binding on the Company.  The Company will be bound only by proposals and quotations made and signed by authorized personnel at the Company’s Home Office; said proposals and quotations may be transmitted by Representative under Representative’s letter referring to the Company’s proposal and quotation.

          D.           Each order secured by Representative shall be in the name of the Company, and not in the name of the Representative, and shall indicate that it is subject to final acceptance by the Company.  Only the Company, by an authorized person at its Home Office, shall have power to accept and execute orders and contracts.

          E.           The Company shall assume all liabilities for the performance of contracts executed by it, including warranty liabilities, except to the extent otherwise herein explicitly provided.

          F.          The Company shall hold harmless and indemnify Saxxon, its officers, directors, shareholders and contractors from any losses, claims or liabilities, jointly or severally, to which they or any of them may become subject and to reimburse each such person for any legal or other expenses reasonably incurred by it or them in connection with defending any action, insofar as such losses, claims, damages, liabilities or action arise because of personal injuries or physical property damage proximately caused by the product, and insofar as the same are based on a theory of products liability as against Company, provided that said injury or damages did not result from any misrepresentations or misstatements of any director, officer, employee, agent or other representative of Saxxon or which contradicted information contained in literature, data, advertising materials or other materials furnished by the Company to Representative.  The Company shall be given prompt notice in writing of any such claims and such authority, information and assistance (at Company’s expense) as may be necessary to resist or defend the same.  The Company represents that in the reasonable opinion of its officers, it carries adequate insurance to cover its products liability and shall continue to do so.

          G.          The Company shall defend any suit or proceeding brought against Representative so far as based upon a claim that goods supplied by the Company to its customers hereunder constitutes an infringement of any patent, if notified promptly in writing and given authority, information and assistance (at Company’s expense) for the defense of such a suit or proceeding, and will pay all damages and costs awarded therein against customer, provided that the application or use of such goods is free of Representative’s own design.

          H.          Invoicing, collections of payments due, and credit determinations shall be made only by the Company at its Home Office, and not by the Representative.

          I.          The Company reserves the right to modify, alter, improve, change or discontinue any or all of its products at any time, and will give timely notice thereof to Representative.

IV. REPRESENTATIVE’S COMPENSATION

          A.          The Company agrees to pay the Representative for services rendered according to the commission schedule set forth in Attachment A hereto.  The Company shall not be obligated to compensate the Representative for time, services and/or expenses connected with efforts to effect sales, except to pay commissions in the manner set forth herein upon sales actually made for and in the designated territory as a result of the Representative’s efforts.

          B.          If the contract or order is cancelled or reduced by the customer prior to delivery, acceptance or payment for the goods under the order, the commissions paid or due by the Company to the Representative under Attachment B hereto shall be proportionately reduced, and the Representative shall owe to the Company the balance (if any) of excess commissions already paid under such order.

V. DUTIES AND RESPONSIBILITIES OF REPRESENTATIVE

          A.          Representative shall be free, except as agreed herein, to conduct its business as it sees fit.

          B.          Representative shall devote such time to rendering the services set forth herein as necessary to the adequate representation of the Company in the fulfillment of this Agreement, and shall maintain suitable quarters to conduct its business, paying all expenses commensurate therewith.

           C.           In sales and service, Representative shall use its best efforts to:

1.	Promote sales of the products and/or services set forth herein in the territory, accounts and/or market areas under its jurisdiction.

2.	Increase the Company’s revenue from sales; canvass and develop his assigned territory to maximize sale of the Company’s assigned products and services.

3.

Investigate procurement needs for goods and services, study and analyze current engineering problems, endeavor to anticipate and promptly advise the Company of requirements for new mechanisms and applications thereof.

4.

Assist in preparing proposals to customers, negotiating contracts, expediting execution and performance of contractual instruments, and render assistance to the Government or commercial concerns to promote the sales of the Company.

5.

Receive written and dated order commitments from prospective customers and present customers, subject to acceptance and execution by the Company at its Home Office only, the order to describe the kind, quantity, price, delivery date, shipping instruments and service to be provided by the Company.

6.	Follow up proposals and quotations at frequent intervals, and promptly submit customer contact reports on same, critically analyzing the requirements for closing the order, and competitive aspects.

7.	Distribute to prospective customers appropriate corporate and product brochures, manuals and other promotional material, and up-to-date pricing information.

8.	While the Company agrees to have prime responsibility with respect to all post order “contractual” and “technical” matters, Representative agrees to assist the Company with respect to such matters.

           D.          In communications, Representative shall:

1.

On forms supplied by the Company, or by other written media, make customer contact reports promptly on all pertinent sales calls and contacts with customers and prospective customers in its territory; make appropriate recommendations regarding the things that must be done in the opinion of the Representative to satisfy customer requirements.  These reports will be used by the Company for marketing information as one means by which the Representative’s performance will be evaluated.  Failure to submit reports shall be cause for review and/or termination of this Agreement at the option of the Company after notice to Representative.

2.	Keep the Company apprised of sales efforts with regard to specified customers so that major emphasis and assistance by the Company can be placed where needed.

3.

Collect and promptly transmit to the Company technical and other data which will assist in proposal preparation, negotiations and expedition of the execution and performance of contractual instruments.

           E.          Other Responsibilities of Representative:

1.

The Representative shall make all oral and written representations relative to the Company and its product and service offerings in a strictly factual manner and conduct all business representations pertinent to the Company in conformance with the highest business ethics.

2.	The Representative shall convey a good “corporate image” as the Company’s Representative to prospective customers and to the public.

3.	The Representative shall make sales calls emphasizing the establishment of new accounts for the Company, at the same time adequately maintaining relationships with and servicing established accounts.

4.

The Representative shall furnish the Company within thirty (30) days after the effective date of this Agreement a list of other manufacturers that he represents, the addresses of their principal offices, the products of these manufacturers that he is authorized to offer for sale, and shall notify the Company of any changes that occur in this list within thirty (30) days after such a change occurs.

5.	[The Representative shall maintain and staff an office during normal business hours.] [This is deleted].

6.	The Representative shall maintain as confidential all customer lists, price lists and all other information deemed confidential by the Company and so marked by the Company.

VI. SUPPLIES AND EXPENSES

          A.          The Company agrees to supply the Representative with sufficient quantities of product samples, sales literature, warranties, and instruction booklets.  The Representative shall pay all its expenses, including out-of-pocket costs, travel expenses, phone expenses and similar expenses of the Representative or any employee of the Representative.  Letterheads and calling cards shall be supplied by Representative according to his needs, and shall conspicuously show that he is an independent Manufacturers’ Representative; the Company’s name may be indicated as the company which he is representing in this capacity.

          B.          Routine communications by mail are preferred by the Company as providing written records and being less costly.

VII. AGREEMENTS WITH OTHER PARTIES

          Representative acknowledges that it has been fully informed of the terms of certain other marketing/distributorship agreements to which the Company is a party and agrees with respect to such agreements as follows:

          A.           Singer Products Company, Incorporated (“Singer”).  Singer has two exclusive marketing/distributorship agreements applicable to international marketing of (1) Cornox, having a duration of two years from May 8, 1975, and (2) other products of the Company, having a duration of three years from May 8, 1975.  Any international sales proposed prior to expiration of the above two agreements with Singer, respectively, which are developed by Representative, shall be presented to Company for review and comments.  Within the times covered by the Singer agreements, respectively, all new international activities proposed by Representative shall be conducted only with prior written approval by the Company.  Any potential sales or proposals will be presented to the Company for prior submission to Singer on a case by case basis.

          B.          Hoffman Engineering Company (“Hoffman”).  Hoffman has an exclusive distributorship agreement applicable to the continental U.S., Alaska, Hawaii and Canada, relating to NIC-1, NIC-2 and NIC-3 in the Industrial Electric Market, as defined.  Any sales proposed prior to expiration of the above agreement with Hoffman, which are developed by Representative, shall be presented to the Company for review and comments.  Within the time covered by the Hoffman agreement, all new activities proposed by Representative shall be conducted only with prior written approval by the Company.

          C.          Others. Representative acknowledges that other industry distributorship agreements similar to that with Hoffman may from time to time be made by the Company, with which agreements the Representative agrees to abide.  Company shall advise Representative in writing of all such agreements and explain terms thereof, if so requested, to the Representative.

VIII. MANAGEMENT CONSULTING SERVICES

          Upon the request of the Company, the Representative agrees to render management consulting services to the Company on a project-oriented basis at fees and upon such other terms as shall be negotiated between the parties.  It is the parties’ intent that such services may cover such projects as (1) employee recruitment, (2) equity financing, (3) banking relations, (4) product licensing and (5) product joint venturing.

IX. TERMINATION OF AGREEMENT

          A.          Unless earlier terminated as provided herein, this Agreement shall continue in full force and effect from its effective date as described in Paragraph VII hereof to and through September 30, 1977, and shall continue thereafter until either party shall give the other party written notice that this Agreement shall terminate sixty (60) days thereafter.

          B.          Material breach of the terms of this Agreement by either party shall give the other party the right to immediately terminate this Agreement by giving written notice of its intention to do so to said party.

          C.          This Agreement shall be automatically terminated by legal proceedings instituted by or against the Representative for bankruptcy or insolvency, although none of the Company’s or Representative’s rights and claims under this Agreement will he construed to be abrogated thereby.

          D.          Within fifteen (15) days after the actual termination date for any termination of this Agreement, Representative shall prepare and present to the Company a declaration of all matters which Representative considers that, if a purchase contract is awarded, its work to date of such termination in connection with said purchase contract was a material contribution to obtaining said contract, and upon which Representative would therefore claim a commission.  If Representative does not present such a declaration to the Company, Representative shall have no right or claim, and shall be deemed to have waived such right or claim if it otherwise existed, to receive a commission on any contract awarded subsequent to the termination date. Representative shall continue to represent the Company in the negotiations with respect to such contracts, to the extent requested by the Company in each negotiation, until an acceptable contract has been received by the Company, and failure to continue such representation shall in any event constitute a waiver of all commissions upon contracts resulting from such negotiations. Provided, however, that in no event shall a commission be paid on order(s) which are not received and accepted by the Company within six (6) months after the date of termination of this Agreement.  The Company shall act in good faith to fill all such orders within the six (6) month period, and Representative shall continue to service such account in accordance with Section V of this Agreement.

          Notwithstanding any other provision of this Agreement, however, Representative will continue to receive commissions with respect to sales made to persons who are existing customers of the Company as of the date of termination hereof, if commissions would otherwise have been payable but for termination, as follows:

1.	If termination is by Representative, for the remaining term of this Agreement, but in no event, for excess of one year.

2.	If termination is by the Company, for as long as Representative services the account in accordance with the provisions of paragraph V hereof.

           E.          In regard to commissions subject to Paragraph IX(D) hereof, Representative’s commission shall:

1.	Be reduced by fifty percent (50%) if the Agreement was terminated by the Company for cause; or

2.	Remain the same as that set forth in Attachment A hereto if the Agreement was terminated by the Company without cause or by the Representative with or without cause.

           F.          It is agreed that in the event of the dissolution of the Representative for any reason, the Company will have completed its full obligation to the Representative by mailing a check (or checks) to the Representative covering the Company’s commission obligations at the address above designated by the Representative, and that it shall be the duty of the Representative, and not that of the Company, to distribute the amounts of check or checks to those having claims.

          G.          Upon termination of this Agreement by either party, the Representative shall, at the Company’s expense, promptly return to the Company all Company-related property, including price lists, sales aids, demonstrators, and unused literature.

          H.           In the event of termination of this Agreement, the Company shall not be liable for any amounts except as provided above.

X. CONFIDENTIALITY

          The Representative will not impart to any competitor of the Company, or otherwise use for the purpose of competition with the Company, any confidential information which it may acquire in the performance of this Agreement.  Representative will cause its employees to execute the Company’s standard form nondisclosure agreement.  For a period of one year after the termination of this Agreement, Representative will not solicit, directly or indirectly, any of the customers of the Company.  During the course of this Agreement and thereafter, Representative and the Company agree not to employ in any capacity each other’s employees, agents, consultants, or independent contractors without the prior written consent of the other, with the exception of Phillip K. Schneiderman who may be called upon from time to time to fulfill duties commensurate to the functions of a shareholder and director of Saxxon. Representative agrees not to use any proprietary or confidential information obtained from the Company except for uses contemplated hereby.  The Company shall appropriately mark and bring to Representatives attention all matters which it deems to be trade secrets, proprietary, confidential, etc.  Saxxon shall appropriately mark and bring to Company’s attention all matters which it deems to be trade secrets, proprietary, confidential, etc.

IX. GENERAL

          A.          All notices, requests and demands shall be given to or made upon the parties hereto at their respective addresses specified above, or as to any party, at such other address as may be designated by it in a written notice to the other party.  All notices, requests, consents and demands hereunder shall be effective when mailed by certified or registered mail, return receipt requested, properly addressed as aforesaid, with postage included, or delivered personally.

          B.          This Agreement may not be amended or modified, nor may any of its terms be modified or waived, except by written instrument signed by the parties hereto.  This Agreement supersedes and cancels any and all prior understandings, agreements and representations, oral or written, between the parties hereto, except a certain Stock Purchase Agreement dated March 4, 1976.  This Agreement also terminates a certain Management Services Agreement dated March 4, 1976, and a certain letter agreement dated January 15, 1976, the parties to have no further obligations thereunder, except for obligations arising under paragraph 7 of said Management Services Agreement.

          C.          This Agreement shall be binding upon and inure to the benefit of the Company and Representative and their respective successors and assigns.

          D.          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing such counterpart.

          E.          This Agreement and the exhibits hereto shall be construed in accordance with and governed by the laws of the State of Minnesota.

          F.          Any dispute relating to the interpretation or construction, or dispute arising out of this Agreement shall be settled by binding arbitration governed by the Rules then obtaining of the American Arbitration Association.  Each party shall designate one arbitrator and the two thus designated shall promptly choose a third.  The arbitration shall proceed expeditiously and shall take place in Minneapolis, Minnesota.  Each party will bear their own expenses and the costs of the arbitration shall be shared equally.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day, month and year first above written.

NORTHERN INSTRUMENTS CORPORATION

SEAL	By

Its

By

Its

THE SAXXON ORGANIZATION
INCORPORATED

SEAL	By

Its

By

Its

ATTACHMENT A

COMPENSATION

          Representative will be paid commissions by the Company at the following rates:

1. Twenty-five percent (25%) of net proceeds from sales of the Company’s goods outside the United States of America generated by the Representative’s efforts; or

2. Ten percent (10%) of net proceeds from sales of the Company’s goods within the United States of America generated by the Representative’s efforts.

 “Net proceeds” means proceeds of sale less discounts, credits or refunds and exclusive of transportation, delivery, installation and training charges, and less all taxes, charges, duties, tariffs and other similar costs levied on such sales.  In the event withholding taxes apply to the international transfer of funds as a result of sales outside the United States of America, the Company’s obligation to pay commissions will be based upon the net proceeds from the sale received in the country where the final sale occurs reduced by all withholding or equivalent taxes applied in transferring the funds to the United States of America.

Representative will be paid the commission within thirty (30) days after Company has received payment.

ASSIGNMENT

Agreement dated as of January 9, 1980, by and between The Saxxon Organization Incorporated (“Saxxon”), Inter Alia Holding Co. (“Inter Alia”) and Northern Instruments Corporation (“Northern”).

WHEREAS, Northern and Saxxon as of October 1, 1976, entered into a Manufacturer’s Representative Agreement (the “Agreement”) pursuant to which Northern designated Saxxon an independent Manufacturer’s Representative on matters relating to the sale of goods and services of Northern, and

WHEREAS, the parties desire that Inter Alia succeed Saxxon as Representative under the Agreement and that all the rights and obligations of Saxxon thereunder be assigned and transferred to Inter Alia,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.          Saxxon does hereby assign, transfer and set over unto Inter Alia all of its right, title and interest in and to the Agreements and to any sums to become due thereunder.  Saxxon does further resign as Representative under the Agreement effective upon Inter Alia’s assumption of such status.

2.          Saxxon hereby represents, warrants and covenants that the Agreement is in full force and effect and is valid and enforceable in accordance with its terms; that neither party thereto is in breach of any of the terms of the Agreement and there are no defaults or notices of default  hereunder; and that there are as of the date hereof no unsatisfied claims or demands existing between the parties to the Agreement.

3.          Inter Alia hereby accepts the foregoing assignment and agrees to assume and perform all the covenants, agreements and obligations of Saxxon as Representative under the Agreement.

4.          Northern hereby consents to the foregoing assignment, acknowledges the resignation by Saxxon as Representative and designates Inter Alia as successor Representative to Saxxon under the Agreement.

5.          This Assignment shall not be deemed in any respect a termination of the Agreement, and Saxxon specifically acknowledges its continuing obligations under Section X thereof.

6.          This Assignment shall be binding upon and, in accordance with its terms, inure to the benefit of the parties hereto and the respective successors and assigns of Northern and Inter Alia.

7.          This Assignment shall be construed in accordance with and governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have executed this agreement in several counterparts (each of which shall be deemed to be an original hereof) as of the day and year first above written.

THE SAXXON ORGANIZATION
INCORPORATED

SEAL	By /s/

Its Vice Presid. & Secretary

2

INTER ALIA HOLDING COMPANY

SEAL	By /s/

Its Exec V.P.

NORTHERN INSTRUMENTS CORPORATION

SEAL	By /s/

Its President

3

4